EXHIBIT 16

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (the "Agreement"), dated as of December 29, 2006, by and among Apollo Resources International, Inc., a Utah corporation, with its corporate headquarters located at 3001 Knox Street, Suite 407, Dallas, Texas 75205 (the "Company"), and Castlerigg Master Investments Ltd. (the "Investor").

WHEREAS:

A.  The Company and the Investor are parties to that certain Securities Purchase Agreement, dated as of July 25, 2006 (the "Existing Securities Purchase Agreement"), pursuant to which, among other things, the Investors purchased from the Company (i) certain shares (the "Existing Common Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock") and (ii) Warrants (the "Existing Warrants"), which are exercisable into shares of Common Stock (the "Existing Warrant Shares"), in accordance with the terms thereof.

B.  Contemporaneously with the execution and delivery of Existing Securities Purchase Agreement, the Company entered into that certain Registration Rights Agreement, dated July 25, 2006 (as amended prior to the date hereof, the "Existing Registration Rights Agreement"), by and between the Company and the Investor, pursuant to which the Company agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Existing Registration Rights Agreement) under the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder, and applicable state securities laws.

C.  The Company has authorized a new series of senior secured convertible notes of the Company, in the form attached hereto as Exhibit A (the "Notes"), which Notes shall be convertible into the Company's Common Stock (as converted, the "Conversion Shares"), in accordance with the terms of the Notes.

D.  The Company and the Investor desires to enter into this Agreement, pursuant to which, among other things, the Investor shall be issued Notes with a principal amount of $8,296,752 (the "Principal Amount"), which represents the sum of (i) $_8,052,632.00 and (ii) $244,120.00 of projected Registration Delay Payments (as defined in the Registration Rights Agreement) which has accrued and become payable to the Investor during the period commencing on the Filing Deadline (as defined in the Amended Registration Rights Agreement (as defined below)) and ending on the date hereof (the "Registration Delay Amount"), in exchange for the delivery of its Existing Common Shares and the Existing Warrants only upon the Covenant Satisfaction Date (as defined below).

E.  The exchange of the Existing Common Shares and Existing Warrants for the Notes is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the 1933 Act.

F.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Securities Purchase Agreement and the Notes.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Company and the Investors hereby agree as follows:

1.	EXCHANGE AND ISSUANCE OF NOTES.

(a) Exchange and Issuance of Notes. Subject to satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, (i) the Investor shall surrender to the Company at the closing contemplated by this Agreement (the "Closing") the Existing Common Shares and Existing Warrants of the Investor and (ii) the Company shall issue and deliver to the Investor the Notes in an amount equal to the Principal Amount.

(b) Closing Date. The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., New York Time, on December 29, 2006, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 5 and 6 below (or such other time and date as is mutually agreed to by the Company and the Investors). The Closing shall occur on the Closing Date at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

(c) Form of Payment. On the Closing Date, (i) the Company shall issue and deliver to the Investor, the Investor's Notes, duly executed on behalf of the Company and registered in the name of the Investor. On the Covenant Satisfaction Date (as defined below), the Investor shall deliver to the Company the Investor's Existing Common Shares and Existing Warrants for cancellation.

2.	AMENDMENTS TO TRANSACTION DOCUMENTS.

The Existing Securities Purchase Agreement (as amended hereby, the "Amended Securities Purchase Agreement") and the Existing Registration Rights Agreement (as amended hereby, the "Amended Registration Rights Agreement") are each hereby amended as follows:

(a) All references to "Warrants" shall mean, and are hereby replaced with, the "Notes (as defined in that certain Amendment Agreement, dated December 29, 2006, by and between the Company and the Buyer (the "Amendment Agreement")";

(b) All references to "Warrant Shares" shall mean, and are hereby replaced with, the "Conversion Shares (as defined in the Amendment Agreement)"; and

(c) The defined term "Transaction Documents" is hereby amended to include this Agreement, the Notes and the Security Documents (as defined in the Amendment Agreement).

3.	REPRESENTATIONS AND WARRANTIES

(a) Investor Bring Down. The Investor hereby represents and warrants to the Company with respect to itself only as set forth in Section 2 of the Amended Securities Purchase Agreement as to this Agreement as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement. Such representations and warranties in the Amended Securities Purchase Agreement to the transactions thereunder and the securities issued thereby are hereby deemed for purposes of this Agreement to be references to the transactions hereunder and the issuance of the securities hereby.

(b) Company Bring Down. The Company represents and warrants to the Investor as set forth in Section 3 of the Amended Securities Purchase Agreement as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement. Such representations and warranties in the Amended Securities Purchase Agreement to the transactions thereunder and the securities issued thereby are hereby deemed for purposes of this Agreement to be references to the transactions hereunder and the issuance of the securities hereby, and references therein to "Closing Date" being deemed references to the Closing Date as defined in Section 1(b) above.

4.	CERTAIN COVENANTS AND AGREEMENTS

(a) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the fourth Business Day following the date of this Agreement, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents not previously filed (including, without limitation, this Agreement (and all schedules to this Agreement) and the form of Note) as exhibits to such filing (including all attachments, the "8-K Filing"). From and after the filing of the 8-K Filing with the SEC, no Investor shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of the Investor or as may be required under the terms of the Transaction Documents. If the Investor has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries, it shall provide the Company with written notice thereof. The Company shall, within five (5) Trading Days (as defined in the Warrant) of receipt of such notice, make public disclosure of such material, nonpublic information. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Investor shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure. Subject to the foregoing, neither the Company, its Subsidiaries nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Investor, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of the Investor in any filing, announcement, release or otherwise, unless such disclosure is required by law, regulation or the Principal Market.

(b) Fees and Expenses. At the Closing, the Company shall reimburse the Investor for its legal and due diligence fees and expenses in connection with the preparation and negotiation of this Agreement by paying any such amount to Schulte Roth & Zabel LLP (the "Investor Counsel Expense"). Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Notes.

(c) Collateral Agent. The Investor hereby (a) appoints Castlerigg Master Investments Ltd., as the collateral agent hereunder and under the other Security Documents (in such capacity, the "Collateral Agent"), and (b) authorizes the Collateral Agent (and its officers, directors, employees and agents) to take such action on the Investor's behalf in accordance with the terms hereof and thereof. The Collateral Agent shall not have, by reason hereof or any of the other Security Documents (as defined below), a fiduciary relationship in respect of any holder of Notes. Neither the Collateral Agent nor any of its officers, directors, employees and agents shall have any liability to any holder of Notes for any action taken or omitted to be taken in connection hereof or any other Security Document except to the extent caused by its own gross negligence or willful misconduct, and each holder of Notes agrees to defend, protect, indemnify and hold harmless the Collateral Agent and all of its officers, directors, employees and agents (collectively, the "Indemnitees") from and against any losses, damages, liabilities, obligations, penalties, actions, judgments, suits, fees, costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitee, whether direct, indirect or consequential, arising from or in connection with the performance by such Indemnitee of the duties and obligations of Collateral Agent pursuant hereto or any of the Security Documents. The Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the holders of a majority in principal amount of the Notes then outstanding, and such instructions shall be binding upon all holders of Notes; provided, however, that the Collateral Agent shall not be required to take any action which, in the reasonable opinion of the Collateral Agent, exposes the Collateral gent to liability or which is contrary to this Agreement or any other Transaction Document or applicable law. The Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

(d) Successor Collateral Agent .

(i) The Collateral Agent may resign from the performance of all its functions and duties hereunder and under the other Transaction Documents at any time by giving at least thirty (30) Business Days' prior written notice to the Company and each holder of Notes. Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appointment pursuant to clauses (ii) and (i) below or as otherwise provided below.

(ii) Upon any such notice of resignation, the holders of a majority in principal amount of the Notes then outstanding shall appoint a successor collateral agent. Upon the acceptance of any appointment as collateral agent hereunder by a successor agent, such successor collateral agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the collateral agent, and the Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents. After the Collateral Agent's resignation hereunder as the collateral agent, the provisions of this Section 4(d) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and the other Transaction Documents.

(iii) If a successor collateral agent shall not have been so appointed within said thirty (30) Business Day period, the Collateral Agent shall then appoint a successor collateral agent who shall serve as the collateral agent until such time, if any, as the holders of a majority in principal amount of the Notes then outstanding appoint a successor collateral agent as provided above.

(e) Post-Closing Security Covenant. The date the covenants in this Section 4(e) have been satisfied in full shall be referred to herein as the "Covenant Satisfaction Date".

(i) Securitization. Within thirty (30) days following the date hereof, the Company shall cause the restructuring of OGC Pipeline, LLC (the "Collateral Subsidiary") such that (i) the Collateral Subsidiary shall be a bankruptcy remote entity, (ii) the Collateral Subsidiary shall not be permitted to incur or suffer to exist any Indebtedness (as defined in the Note) without the prior written consent of the Collateral Agent, (iii) in the event of a bankruptcy of any direct or indirect parent of the Collateral Subsidiary, such Collateral Subsidiary would not be subject to substantive consolidation, as evidenced by a legal opinion of a law firm reasonably satisfactory to the Collateral Agent to that effect and (iv) the Collateral Subsidiary and the Company shall be subject to such other restrictions customary to securitization transactions.

(ii) Assignment of Earth Biofuels, Inc. Note. Within ten (10) days following the date hereof, (x) the Company shall cause Earth Biofuels, Inc., a Delaware corporation ("EBOF"), to issue to the Company a promissory note, in form and substance as the Notes (other than the omission of any conversion rights therein and EBOF as the issuer), mutatis mutandis (the "EBOF Note"), with an aggregate principal amount of $2,750,000, (y) the Company shall enter into an agreement with the Investor, in form and substance reasonably satisfactory to the Investor (the "EBOF Assignment Agreement"), whereby the Company shall assign the EBOF Note to the Investor and (z) the Company shall deliver to the Investor such other documents reasonably requested by the Investor relating to the EBOF Assignment Agreement and the EBOF Note, including, without limitation, an acknowledgement by EBOF to such assignment (such documents, collectively with the EBOF Assignment Agreement, the "Assignment Documents").

(iii) Security Documents. Within thirty (30) days following the date hereof, (x) the Company shall enter into (A) a Security Agreement (the "Securities Agreement") with the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, with respect to the Collateral Agent's security interest in the Oil and Gas Properties and (B) a Pledge Agreement (the "Pledge Agreement") with the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, with respect to the pledge of the membership interests in the Collateral Subsidiary to the Collateral Agent and (y) the Collateral Agent and any direct or indirect parent of the Collateral Agent (other than the Company) (collectively, the "Guarantors"), shall enter a guaranty agreement (the "Guaranty Agreement"), with respect to the several guarantee by each Guarantor of all of the obligations of the Company under the Notes, in form and substance reasonably satisfactory to the Collateral Agent.

(iv) Mortgages. (x) within thirty (30) days following the date hereof, the Company shall cause to be filed of record, in the applicable real property records of each jurisdiction in which the Oil and Gas Properties are located, a fee or leasehold mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, in favor of the Collateral Agent for the benefit of the Buyers, securing the Notes and covering all of the Oil and Gas Properties (each, a "Mortgage" and together with the Security Agreement, the Pledge Agreement, the Guaranty Agreement, the EBOF Note, the Assignment Documents and such other security documents evidencing the Collateral Agent's security interest in the Oil and Gas Properties, the "Security Documents"); (y) within sixty (60) days following the date hereof, the Company shall furnish title opinions, dated and reflecting the state of title as of a date no earlier than the date of filing of the applicable Mortgages in form and substance and issued by counsel reasonably satisfactory to the Collateral Agent, confirming to Collateral Agent's reasonable satisfaction that (A) the Company has good and defensible title to the quantity of interest represented herein in and to all of the Oil and Gas Properties, and (B) all of such Company's interest in all of the Oil and Gas Properties is subject to a valid, perfected and enforceable Mortgage lien in favor of the Collateral Agent subject only to Permitted Liens (as defined in the Notes); and (z) upon request the Company will provide to the Collateral Agent copies from its files of all contracts and documents affecting the Oil and Gas Properties, and at the Collateral Agent's option, upon reasonable notice and during normal business hours, the Company shall make its files and personnel available in the Company's offices and otherwise cooperate with the Collateral Agent in the title verification and due diligence program to be conducted by the Collateral Agent, which shall be at the Company's expense, to confirm the ownership and value of the Oil and Gas Properties. The title opinions provided by the Company may be based on such records and prior title certificates, abstracts, runsheets, title policy plant records and opinions as are customarily relied upon by providers of mortgage financing to purchasers of properties similar to the Oil and Gas Properties. Without limiting the generality of the foregoing, subject to the approval of local Oklahoma and Kansas counsel appointed by the Collateral Agent, which approval shall not be unreasonably withheld and shall be consistent with what is customarily relied upon by providers of mortgage financing to purchasers of properties similar to the Oil and Gas Properties, with respect to those Oil and Gas Properties now owned by the Company an update through the date of the recordation of the applicable Mortgages of the title opinions previously obtained by the Company with respect to such properties, shall satisfy the requirements of this subsection. As used here, "Oil and Gas Properties" means Hydrocarbon Interests; the personal property and/or real property now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all pipelines, gathering lines, compression facilities, tanks and processing plants; all oil wells, gas wells, water wells, injection wells, platforms, spars or other offshore facilities, casings, rods, tubing, pumping units and engines, Christmas trees, derricks, separators, gun barrels, flow lines, gas systems (for gathering, treating and compression), and water systems (for treating, disposal and injection); all interests held in royalty trusts whether presently existing or hereafter created; all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and personal property and/or real property in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or personal property and/or real property and including any and all surface leases, rights-of-way, easements and servitude together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; all Hydrocarbon leasehold, fee and term interests, all overriding royalty interests, mineral interests, royalty interests, net profits interests, net revenue interests, oil and gas payments, production payments, carried interests, leases, subleases, farmouts and any and all other interests in Hydrocarbons; in each case whether now owned or hereafter acquired directly or indirectly. As used herein, "Hydrocarbon Interests" means all rights, titles, interests and estates now owned or hereafter acquired in and to Hydrocarbon leases, Hydrocarbon or mineral fee or lease interests, farm-ins, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature. "Hydrocarbons" means oil, gas, coal seam gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom and all products refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other gaseous or liquid minerals.

(v) UCC Searches. Within twenty (20) days following the date hereof, the Company shall have delivered or caused to be delivered to the Investor (i) true copies of UCC search results, listing all effective financing statements which name as debtor the Company or any of its Subsidiaries filed in the prior five years to perfect an interest in any assets thereof, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Investor, shall cover any of the Collateral (as defined in the Security Documents) and the results of searches for any tax lien and judgment lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Investor shall not show any such Liens (as defined in the Notes) other than Permitted Liens (as defined in the Notes); and (ii) a perfection certificate, duly completed and executed by the Company and each of its Subsidiaries, in form and substance satisfactory to the Investor.

5.	CONDITIONS TO COMPANY'S OBLIGATIONS HEREUNDER.

The obligations of the Company to the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing the Investor with prior written notice thereof:

(a) The Investor shall have executed this Agreement and delivered the same to the Company.

(b) The representations and warranties of the Investor shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Investor at or prior to the Closing Date.

6.	CONDITIONS TO INVESTOR'S OBLIGATIONS HEREUNDER.

The obligations of the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Investor's sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have executed this Agreement and delivered the same to the Investor.

(b) The Company shall have executed and delivered to the Investor the Notes being issued to such Investor at the Closing.

(c) The Company shall have delivered to the Investor such Investor's Investor Counsel Expense by wire transfer of immediately available funds pursuant to the wire instructions provided by the Investor.

(d) The Company shall have delivered to the Company's transfer agent, with a copy to the Investors, a letter stating that the Irrevocable Transfer Agent Instructions dated July __, 2006 shall also apply to the Conversion Shares.

(e) The Investor shall have received the opinions of Scheef & Stone, LLP, the Company's outside counsel, dated as of the Closing Date, in substantially the form of Exhibit D attached hereto.

(f) The Company shall have delivered to the Investor a certificate, in the form attached hereto as Exhibit E, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions approving the transactions contemplated hereby as adopted by the Board in a form reasonably acceptable to the Investor, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect as of the Closing.

(g) The representations and warranties of the Company under the Securities Purchase Agreement and each other Transaction Document shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Investor shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Investor in the form attached hereto as Exhibit F.

(h) The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

(i) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities, including, without limitation, any approvals or notifications required by the Principal Market.

7.	TERMINATION.

In the event that the Closing does not occur by December 29, 2006, due to the Company's or the Investors’ failure to satisfy the conditions set forth in Sections 5 and 6 hereof (and the nonbreaching party's failure to waive such unsatisfied conditions(s)), the nonbreaching party shall have the option to terminate this Agreement at the close of business on such date without liability of any party to any other party; provided, however, this if this Agreement is terminated by a non-breaching Investor pursuant to this Section 8, the Company shall remain obligated to reimburse the non-breaching Investor for the expenses described in Section 4(e) above. Upon such termination, the terms hereof shall be null and void and the parties shall continue to comply with all terms and conditions of the Transaction Documents, as in effect prior to the execution of this Agreement.

8.	MISCELLANEOUS.

(a) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(b) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(c) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(d) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(e) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(f) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(g) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(h) Entire Agreement; Effect on Prior Agreements; Amendments. Except for the Transaction Documents (to the extent any such Transaction Document is not amended by this Agreement), this Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor and to the extent that Other Investors may be affected thereby, by the Required Holders. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of Notes as the case may be. The Company has not, directly or indirectly, made any agreements with any of the Investors relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

(i) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Apollo Resources International, Inc.
3001 Knox Street, Suite 403,
Dallas, Texas 75205
Telephone: (214) 389-9800
Facsimile: (214) 389-9806
Attention: Chief Executive Officer

Copy to (for informational purposes only):

Scheef & Stone, LLP
Telephone: (214) 706-4200
Facsimile: (214) 706-4242
Attention: Roger A. Crabb, Esq.

If to the Investor, to its address and facsimile number set forth in the Securities Purchase Agreement, with copies to the Investor's representatives as set forth on the Securities Purchase Agreement or on the signature page to this Agreement, with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telephone: (212) 756-2000
Facsimile: (212) 593-5955
Attention: Eleazer N. Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(j) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns in accordance with the terms of the Securities Purchase Agreement.

(k) Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Investor contained herein and the agreements and covenants set forth herein shall survive the Closing.

(l) Remedies. The Investor and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Investor. The Company therefore agrees that the Investor shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

[Signature Page Follows]

IN WITNESS WHEREOF, each Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

APOLLO RESOURCES INTERNATIONAL, INC.

By:	/s/ Dennis G. McLaughlin, III
Name: Dennis G. McLaughlin, III
Title: Chief Executive Officer

[Signature Page to Amendment and Exchange Agreement]

IN WITNESS WHEREOF, each Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

INVESTORS:

CASTLERIGG MASTER INVESTMENTS, LTD.
By: SANDELL ASSET MANAGEMENT CORP.

By:	/s/ Timothy O'Brien

Name: Timothy O'Brien
Title: Chief Financial Officer

Copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telephone: (212) 756-2000
Facsimile: (212) 593-5955
Attention:Eleazer N. Klein, Esq.

[Signature Page to Amendment and Exchange Agreement]